Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ( )
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( ) Preliminary Proxy Statement
( ) Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e) (2))
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WELLCARE HEALTH PLANS, INC.

(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
(X) No fee required.
( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

( ) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed: April 28, 2006

8735 Henderson Road – Renaissance Two – Tampa, Florida 33634 – (813) 290-6200 – www.wellcare.com

April 27, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 annual meeting of shareholders of WellCare Health Plans, Inc. to be held on June 7, 2006, at 10:00 a.m. local time, at our corporate headquarters located at 8735 Henderson Road, Tampa, Florida 33634 in the Renaissance Centre building.

At the meeting you will be asked to: (a) elect three class II directors to serve until the 2009 annual meeting; (b) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2006; and (c) transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you may be informed about the business to be addressed at the annual meeting.

It is important that your shares be represented at the annual meeting. Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date your proxy card and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. If you attend the meeting, you may vote in person, even if you have previously mailed in your proxy. However, if you hold your shares in a brokerage account (“street name”), you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the meeting.

We look forward to seeing you at the meeting.

IF YOU PLAN TO ATTEND THE MEETING:

Registration and seating will begin at 10:00 a.m. local time on June 7, 2006. Shareholders and their guests will be asked to sign-in and may be asked to present valid picture identification. Shareholders holding stock in street name will need to obtain a proxy from the institution that holds their shares to evidence stock ownership as of the record date.

Sincerely,

Todd S. Farha
President and Chief Executive Officer

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Renaissance Two
Tampa, Florida 33634

Notice of Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. local time on June 7, 2006

PLACE	8735 Henderson Road Renaissance Centre Tampa, Florida 33634

PURPOSE
a. To elect three class II members of the board of directors to serve for three-year terms;

b. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2006; and

c. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on April 20, 2006.

PROXY VOTING
It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you. Please refer to your proxy card to determine if there are other voting options available to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

This notice and the enclosed proxy statement and proxy card are first being mailed to our shareholders on or about April 28, 2006.

Thaddeus Bereday
Secretary

Tampa, Florida
April 27, 2006

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Renaissance Two
Tampa, Florida 33634

Proxy Statement for Annual Meeting
To Be Held June 7, 2006

INTRODUCTION

This proxy statement is being furnished to shareholders of WellCare Health Plans, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on June 7, 2006, at 10:00 a.m., local time, at our corporate headquarters located at 8735 Henderson Road, Tampa, Florida 33634 in the Renaissance Centre building, and any adjournment or postponement of the meeting. This proxy statement is dated April 27, 2006 and is first being mailed to shareholders along with the related form of proxy on or about April 28, 2006.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to consider and vote upon two proposals: (a) to elect three directors to serve as class II directors until the 2009 annual meeting; (b) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2006; and (c) to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting. In addition, management will report on our performance and respond to your questions.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 20, 2006, the date our board of directors fixed as the record date for determining holders of issued and outstanding shares of our common stock, par value $.01 per share, are entitled to notice of and to vote at the annual meeting.

What constitutes a quorum and why is one required?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of our common stock issued and outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting. A quorum is required by law for any action to be taken at the annual meeting. As of the record date, there were 40,439,571 shares of common stock issued and outstanding.

Abstentions and broker non-votes are counted for purposes of determining the number of shares considered to be present or represented at the meeting. A broker non-vote occurs when a broker nominee, holding shares in street name for the beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote.

How do I vote?

If you complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. If your shares are held by a broker in street name and you wish to vote at the meeting in person or by proxy, you must obtain a proxy from your broker to evidence your ownership and voting rights.

How many votes do I have?

Each share of common stock is entitled to one vote. The enclosed proxy card shows the number of shares of common stock that you are entitled to vote.

Can I change my vote?

Unless your proxy specifies otherwise, proxies will be voted: (a) FOR the election of the nominated directors; (b) FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2006; and (c) otherwise in the discretion of the proxy holders as to any other matter that may come before the annual meeting.

Any shareholder who has given a proxy has the power to revoke such proxy at any time before it is voted either: (a) by filing a written revocation or a duly executed proxy bearing a later date with Thaddeus Bereday, our secretary, at WellCare Health Plans, Inc., 8735 Henderson Road, Renaissance Two, Tampa, Florida 33634; (b) by appearing at the annual meeting and voting in person; or (c) by casting another vote in the same manner as the original vote was cast. Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the annual meeting will be by ballot.

How will my votes be counted?

One or more inspectors of election appointed by our board of directors will count and tabulate all votes at the annual meeting.

What vote is required to approve each proposal?

Election of Three Directors. The affirmative vote of a plurality of the votes cast at the meeting is required to elect the three nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more nominees will not be voted with respect to the nominee or nominees indicated, and, accordingly, will have no affect on the outcome of the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of common stock entitled to vote thereon, present and voting, in person or represented by proxy at the annual meeting, is required to approve this proposal. Abstentions and broker non-votes will not be treated as voting on this proposal and, accordingly, will have no affect on the outcome of the vote.

We will post the results of the voting on our Internet site at www.wellcare.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of your stock?

The table below sets forth certain information regarding beneficial owners known to us as of April 20, 2006 of more than 5% of our outstanding shares of common stock.

	Ownership
Name and Address	Common Stock	Percent
TowerBrook Investors L.P. (1) 430 Park Avenue New York, NY 10022	5,158,784	12.8
Waddell & Reed, Inc., et al. (2) 6300 Lamar Avenue Overland Park, KS 66202	4,268,500	10.6
Fred Alger Management, Inc., et al. (3) 111 Fifth Avenue New York, NY 10003	2,112,000	5.2

(1) This disclosure us based upon a Schedule 13D/A filed by TowerBrook Investors L.P. (f/k/a Soros Private Equity Investors LP) (“TBI”) with the Securities and Exchange Commission on April 6, 2006. TBI is a Delaware limited partnership. Its general partner is TCP General Partner L.P. (f/k/a SPEP General Partner LP), a Delaware limited partnership (“TCP GP”). An investment committee of TCP GP exercises exclusive decision-making authority with regard to the acquisition and disposition of, and voting power with respect to, investments by TBI. TCP GP’s general partner is TowerBrook Capital Partners LLC, a Delaware limited liability company, whose controlling members are Neal Moszkowski, the chairman of our board, and Ramez Sousou, who in such capacity may be deemed to have shared voting and dispositive power over securities held for the account of TBI. Each of Mr. Moszkowski and Mr. Sousou disclaim beneficial ownership of such securities except to the extent of any pecuniary interest therein. The ownership percentage is based on the number of shares of our common stock outstanding as of April 20, 2006.
(2) This disclosure is based upon a Schedule 13G/A filed by Waddell & Reed, Inc. (“WRI”) and other affiliated entities with the Securities and Exchange Commission on February 1, 2006. WRI and the other affiliated entities reported that the securities are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of WRI. WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. The ownership percentage is based on the number of shares of our common stock outstanding as of April 20, 2006.
(3) This disclosure is based upon a Schedule 13G filed by Fred Alger Management, Inc. and Fred M. Alger III with the Securities and Exchange Commission on April 17, 2006. The ownership percentage is based on the number of shares of our common stock outstanding as of April 20, 2006.

How much stock do your executive officers and directors own?

The following table sets forth certain information with regard to the beneficial ownership of our common stock as of the close of business on April 20, 2006 by: (a) each director and nominee; (b) each of the current executive officers named in the Summary Compensation Table; and (c) all directors, nominees and executive officers (including two executive officers who are not named in the Summary Compensation Table) as a group.

Name	Common Stock	Percent
Todd S. Farha	1,293,293	3.2
Andrew Agwunobi, M.D. (2)	__	*
Regina Herzlinger	53,914	*
Kevin Hickey	43,438	*
Alif Hourani	43,372	*
Glen R. Johnson, M.D. (2)	30,649	*
Ruben Jose King-Shaw, Jr.	40,003	*
Christian P. Michalik	47,246	*
Neal Moszkowski (1)	5,158,784	12.8
Jane Swift	13,874	*
Paul Behrens	341,736	*
Ace Hodgin, M.D.	24,660	*
Imtiaz (“MT”) Sattaur	92,508	*
Heath Schiesser	328,563	*

All Directors, Nominees and Executive Officers as a Group (16 persons)	7,770,183	19.1

* Less than one percent

(1)
Represents shares held by TowerBrook Investors L.P. in which Mr. Moszkowski disclaims any beneficial ownership except to the extent of any pecuniary interest therein. See footnote (1) in the preceding table.

(2)
Dr. Agwunobi is being nominated to our board and, if approved by our shareholders, will join the board as of the date of the annual meeting. Dr. Johnson will cease to be a member of our board at the expiration of his current term on the date of the annual meeting.

How is beneficial ownership determined?

For purposes of the preceding table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after April 20, 2006. For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after April 20, 2006, are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, the person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable. The table below provides additional detail regarding management’s securities ownership:

	Included				Excluded
Name	Common Stock	Unvested Common Stock	Vested Stock Options	Stock Options which Vest within 60 Days	Stock Options which Vest in More than 60 Days	Performance Shares which Vest in More than 60 Days
Todd S. Farha (1)	1,015,554	232,000	42,351	3,388	355,576	240,279
Andrew Agwunobi, M.D.	__	__	__	__	__	__
Regina Herzlinger	27,931	14,400	11,166	417	5,417	__
Kevin Hickey	29,870	6,777	6,583	208	2,709	__
Alif Hourani	22,181	14,400	6,583	208	2,709	__
Glen R. Johnson, M.D.	989	___	27,758	1,902	20,497	__
Ruben Jose King-Shaw, Jr.	10,681	14,400	14,714	208	2,709	__
Christian P. Michalik	10,810	__	34,534	1,902	13,721	__
Neal Moszkowski (2)	5,158,784	__	__	__	__	__
Jane Swift	__	__	12,833	1,041	15,626	__
Paul Behrens	153,813	183,349	4,235	339	11,657	__
Ace Hodgin, M.D.	882	13,779	6,666	3,333	83,901	__
Imtiaz (“MT”) Sattaur	2,147	16,359	68,270	5,732	102,476	__
Heath Schiesser (3)	264,831	59,159	4,234	339	21,458	__
All Directors, Nominees and Executive Officers as a Group (16 persons)	6,861,411	631,203	256,834	20,735	677,294	240,279

(1)
On June 6, 2005, Mr. Farha was granted an award of shares of common stock, which vest on the three-year and five-year anniversaries of the grant date based upon our achievement of compounded annual percentage increases in diluted net income per share over three-year and five-year periods. The target number of performance shares to be issued in the aggregate is 130,000 and the actual number of performance shares to be issued shall be between zero and 240,279 based upon our achievement of the performance goals. For a more complete description of the terms of this performance share award, see “Employment Contracts and Termination of Employment Arrangements”.

(2)
Mr. Moszkowksi’s ownership is indirect and consists of 5,158,784 shares held by TowerBrook Investors L.P. as described above. Mr. Moszkowski disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(3)
Mr. Schiesser’s ownership consists of: (a) direct ownership of 90,477 shares, of which 59,159 shares are unvested; and (b) indirect ownership of 233,513 shares held in trust for the benefit of his children.

What securities are authorized for issuance under your equity compensation plans?

The following table includes the specified information as of December 31, 2005 for all of our equity compensation plans which have been approved by our shareholders and all of our equity compensation plans which have not been approved by our shareholders.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,674,194	30.23	2,558,154
Equity compensation plans not approved by security holders(2)	1,160,002	8.45	__
Total	2,834,196	21.32	2,558,154

(1)
Equity compensation plans approved by our shareholders prior to our initial public offering include the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “2004 Equity Plan”) and the WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan (the “ESPP”). The 2004 Equity Plan was approved by our shareholders in June 2004 and the ESPP was approved by our shareholders in June 2005. As of December 31, 2005, there were 2,170,440 shares reserved for future issuance under the 2004 Equity Plan and 387,714 shares reserved for future issuance under the ESPP. The total number of shares of common stock subject to the granting of awards under our 2004 Equity Plan may be increased on January 1 of each year, commencing on January 1, 2005 and ending on January 1, 2013, in an amount equal to the lesser of 3% of the number of shares of common stock outstanding on each such date, 1,200,000 shares, or such lesser amount determined by our board of directors. For 2005 there was no increase in shares of common stock under our 2004 Equity Plan. In addition to options, shares may be issued in restricted stock awards, performance awards and other stock-based awards under the 2004 Equity Plan.

(2)
Equity compensation plans not approved by our shareholders include the WellCare Holdings, LLC 2002 Employee Option Plan (the “2002 Plan”) and an aggregate of fourteen stock option agreements (the “Non-Plan Grants”) entered into with individuals prior to our initial public offering. The 2002 Plan was adopted by our board of directors in September 2002 and is administered by our compensation committee. Under the 2002 Plan, certain employees were granted non-qualified stock options to purchase shares of our common stock at an exercise price per share equal to the fair market value of our stock on the date of grant as determined by our board. Generally, option awards granted under the 2002 Plan vest as to 25% of the shares subject to the award on the anniversary of the date of grant, and as to 2.083% upon the end of each full calendar month thereafter, and expire on the tenth anniversary of the date of grant. Subject to certain exemptions and conditions, if a grantee ceases to be an employee of ours for any reason other than death, all of the grantee’s options that were exercisable on the date of termination of employment will remain exercisable for 60 days after the date of such termination. In the case of death, all of the grantee’s options that were exercisable on the date of death will remain exercisable for a period of 180 days from such date. Unvested options will terminate upon a change in control. Options issued under the 2002 Plan may not be sold, pledged, assigned, transferred or otherwise disposed of other than pursuant to applicable laws of descent and distribution or for estate planning purposes if approved by the board. The board generally has the power and authority to amend or terminate the 2002 Plan at any time without approval from our stockholders; however, no amendment may, in any material respect, adversely impair the rights of any grantee without the grantee’s written consent. No option awards have been granted under the 2002 Plan since June 2004 and no options remain available for future issuance under this plan. The terms of the Non-Plan Grants are materially similar to the terms of options granted under the 2002 Plan. Eleven of the Non-Plan Grants, exercisable for an aggregate of 60,173 shares of common stock, were issued to individuals other than our directors or executive officers. The weighted average exercise price of those eleven outstanding options is $5.51 per share. The vesting schedule of those eleven Non-Plan Grants is as follows: (a) three options, exercisable for an aggregate of 24,394 shares, vested as to 25% after one year, and as to 2.083% upon the end of each full calendar month thereafter, (b) one option, exercisable for 12,197 shares, vested in full on the later of December 31, 2003 or the completion of the optionee’s consulting engagement, (c) two options, exercisable for an aggregate of 10,165 shares, vested in full on the grant date, and (d) five options, exercisable for an aggregate of 13,417 shares, vest as to 4.167% upon the end of each full calendar month following the grant date. In November 2004, our board of directors determined to fully accelerate the vesting of six out of the eight option grants listed in both subsections (a) and (d) above. The remaining three Non-Plan Grants were issued to our directors, as follows:

•
On December 31, 2003, Mr. Michalik was granted options to purchase 40,657 shares at a per share exercise price of $6.47. These options expire on December 31, 2013, vested as to 25% of the shares subject thereto on June 30, 2004, and vest as to 2.083% upon the end of each full calendar month thereafter.

•
On February 6, 2004, Dr. Johnson was granted options to purchase 40,657 shares at a per share exercise price of $8.33. These options expire on February 6, 2014, vested as to 25% of the shares subject thereto on February 6, 2005, and vest as to 2.083% upon the end of each full calendar month thereafter.

•
On May 12, 2004, Mr. King-Shaw was granted options to purchase 8,131 shares at a per share exercise price of $6.47. These options expire on May 12, 2014, and originally vested 20.833% of the shares subject thereto on the date of grant, and as to 4.167% of the shares subject thereto upon the end of each full calendar month following the grant date. In November 2004, our board determined to accelerate the vesting of these options in full.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). Officers, directors and greater than ten percent shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms, or written representations from certain reporting persons that no reports on Form 5 or Form 4 were required for those persons, we believe that all our officers, directors and greater than 10% beneficial owners timely filed all such required forms with respect to 2005 transactions.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The board has developed and adopted corporate governance guidelines to promote the functioning of the board and its committees. Among other things, the corporate governance guidelines set forth criteria regarding board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation. The guidelines also address the board’s expectations of each director in furtherance of the board’s primary responsibility of exercising its business judgment in the best interests of the company. In particular, the guidelines address meeting attendance and participation, other directorships and access to independent advisors. The corporate governance guidelines also require that the board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively. The corporate governance guidelines are available on our Internet site at www.wellcare.com.

Presiding Director

The board has designated Mr. Moszkowski, our chairman, to preside over executive sessions of our outside (non-management and independent) directors. In addition, Mr. Moszkowski has been designated the presiding director for purposes of receiving communications from interested parties pursuant to the corporate governance principles of the NYSE and from shareholders pursuant to rules of the SEC. You may express your concerns, whether such concerns relate to accounting-related matters or otherwise, by contacting the presiding director through the communication channels set forth in the section entitled “Communications with Directors” below.

Committees of the Board of Directors

The board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The functions, responsibilities and members of each of the committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our Internet site at www.wellcare.com. All members of these committees are independent directors under our director independence standards as set forth herein and the corporate governance rules of the NYSE. In addition, all members of our audit committee are independent directors under the SEC rules for audit committees and are financially literate under the NYSE corporate governance rules.

Our three standing committees are described below and the members of these committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Regina Herzlinger	X* (chair)
Kevin Hickey		X
Alif Hourani		X	X
Christian Michalik	X*		X
Neal Moszkowski		X (chair)	X (chair)
Jane Swift	X

* Dr. Herzlinger and Mr. Michalik are our “audit committee financial experts” and have accounting or related financial management expertise.

Audit Committee: The audit committee of the board of directors appoints, compensates and oversees the engagement and provision of services by our independent registered public accounting firm and pre-approves all audit, audit-related, tax and other services conducted by our independent registered public accounting firm. The audit committee also reviews the plans, results and fees of the audit engagement and any independence issues with our independent registered public accounting firm. The audit committee is also responsible for the oversight of the Trust Program, our corporate ethics and compliance program, as more fully described below. The audit committee charter is appended to this proxy statement and is available on our Internet site at www.wellcare.com

Compensation Committee: This committee provides oversight and guidance for compensation and benefit programs for our associates, reviews and approves the compensation, including base salary and incentive awards and other significant terms of employment, for members of our senior management and reviews and make recommendations with respect to incentive compensation plans, equity-based plans and board compensation. The committee also reviews and recommends, from time to time, amendments to existing compensation plans and establishment and implementation of new compensation plans. The compensation committee also reviews and approves corporate goals and objectives relevant to our chief executive officer’s compensation, evaluates the chief executive officer’s performance in light of those goals and objectives and has sole authority to determine the chief executive officer’s compensation based on this evaluation.

Nominating and Corporate Governance Committee:    The nominating and corporate governance committee is responsible for developing our corporate governance guidelines and for recommending those guidelines to the board for adoption. The committee is also responsible for periodically reviewing the composition of the full board to determine whether additional board members with different qualifications or areas of expertise are needed and making recommendations to the board regarding the size, composition and functions of board committees. The committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by the board and recommends the slate of nominee for inclusion in the proxy statement. The committee’s process for selecting nominees to the board is described in more detail under “Nominating Committee Process for Selecting Nominees to the Board” below. The committee is also responsible for conducting the periodic evaluation of the performance of the board and its committees and for considering questions of independence and possible conflicts of interest of members of the board and executive officers.

Number of Meetings and Attendance

During 2005, the board of directors held five meetings, the audit committee held four meetings, the compensation committee held three meetings and the nominating and corporate governance committee held one meeting. In addition to its formal meetings, the audit committee participates in quarterly conference calls with management to review our earnings releases. In addition, in 2005 the chairperson of the audit committee conducted monthly meetings with our internal auditors to evaluate our internal financial controls and related matters. During 2005, each of the incumbent directors attended at least 75% of the meetings of the board of directors and 75% of the meetings of any committees upon which he or she served that occurred while such director was a member of the board and such committees.

Mr. Farha was the only member of our board who attended our 2005 annual shareholders meeting.

Director Independence

Our corporate governance guidelines provide that a majority of the members of our board must meet the criteria of independence as required by the listing standards of the NYSE. In addition, each member of the audit committee, compensation committee and nominating and corporate governance committee must be independent. No director qualifies as independent unless the board determines that the director has no direct or indirect material relationship with the company. The board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries, including those reported under “Certain Relationships and Related Transactions” below. The purpose of this review is to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. In making independence determinations, the board applies the following standards, in addition to any other relevant facts and circumstances:

•
A director, who is, or has been within the last three years, an employee of the company or any subsidiary, or whose immediate family member is, or has been within the last three years, an executive officer of the company, is not independent until three years after the end of such employment relationship;

•
A director who has received, or has an immediate family member who has received, more than $100,000 per year in direct compensation from the company or any subsidiary, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

•
A director or an immediate family member, who is a current partner of the firm that is the internal or external auditor of the company or any subsidiary; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or a director or an immediate family member who was, within the last three years (but no longer is) a partner or employee of such a firm and personally worked on the company’s audit within that time, is not independent;

•
A director or an immediate family member who is or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•
A director who, or whose immediate family member, is a current executive officer of a company that has made payments to, or received payments from, our company or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after such payments fall below such threshold.

In addition, the Securities Exchange Act of 1934, as amended, and the rules of the NYSE impose additional independence and qualification standards on our audit committee members. Under these standards, each audit committee member, in addition to meeting the definition of independence applicable to all non-employee directors, is prohibited from having any direct or indirect financial relationship with the company, and cannot be an “affiliate” of the company or any subsidiary of the company. The board has determined that each member of the audit committee satisfies these additional standards.

Under the standards set forth above, the board has determined that seven of its members, including each of the members of the audit committee, the compensation committee and the nominating and corporate governance committee, are independent as of the date of this proxy statement. The board determined that Messrs. Hourani, Michalik and Moszkowski, Drs. Johnson and Herzlinger and Ms. Swift are independent based on the fact that none of them has any relationship with us other than as a director and as a holder of our common stock. Additionally, the board considered Mr. Hickey’s prior position as the chief executive officer of IntelliClaim, a company to which we paid $218,675 in 2004. In addition, the board considered that as of January 2005, Mr. Hickey no longer served as an officer or director of IntelliClaim. Based on this review, our board concluded that this relationship fits within our categorical standards of independence and that this relationship does not impair Mr. Hickey’s independence. As a result, our board affirmatively determined that Mr. Hickey is independent.

Directors’ Compensation

Meeting Fees and Annual Retainers. With the exception of Mr. Moszkowski, we pay each non-employee member of our board an annual director’s fee of $25,000 for attending meetings of the board and committee meetings. Mr. Moszkowski does not receive an annual retainer nor is he paid for his attendance at board or committee meetings. Mr. Farha does not receive any additional compensation for his service as a member of the board.

Stock Options. In July 2005, we granted to each non-employee member of our board, other than Mr. Moszkowski, an option to purchase 4,500 shares of our common stock, vested immediately at a per share exercise price of $36.45. All of these option grants have five year terms. We may, in our discretion, grant additional stock options and other equity awards to our directors from time to time. Our directors do not receive regular awards of stock options under a plan or otherwise.

Perquisites and Other Benefits. We also pay all reasonable expenses incurred by directors for attending meetings, pay for certain director continuing education programs and related expenses and maintain directors and officers liability insurance. We do not provide a retirement plan or other perquisites for our directors.

Consulting Agreement with Mr. King-Shaw. In November 2003, we entered into a consulting agreement with Mr. King-Shaw pursuant to which Mr. King-Shaw oversaw certain governmental and regulatory issues for us. On April 27, 2005, we terminated this consulting agreement. Under this agreement, we paid Mr. King-Shaw a per diem rate or, in some case, an hourly rate, plus travel and related expenses. In 2004 and 2005, we paid $35,000 and $5,000 respectively to Mr. King-Shaw under this agreement. In addition, in May 2004, in consideration of services rendered under this consulting agreement, we awarded Mr. King-Shaw options to acquire 8,131 shares of our common stock at an exercise price of $6.47. These options expire on May 12, 2014, and originally vested as to 20.833% of the shares subject thereto upon the date of grant, and as to 4.167% of the shares subject thereto upon the end of each full calendar month following the grant date. In November 2004, our board determined to accelerate the vesting of these options in full. Under the NYSE corporate governance rules, our board determined that the compensation paid to Mr. King-Shaw in 2004 renders Mr. King-Shaw not independent under our independence standards.

Nominating and Corporate Governance Committee’s Process for Selecting Nominees to the Board

The nominating and corporate governance committee considers candidates for board membership who are suggested by its members and other board members, as well as by management, shareholders and other interested parties. The committee may also retain a third-party search firm to identify candidates from time to time upon request of the committee or the board. Shareholders can recommend a prospective nominee for the board by writing to our corporate secretary at the company’s corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the shareholder considers appropriate.

The assessment of a nominee’s qualification for board membership should include, among other things, the following criteria:

•	The diversity, age, background and experience of the candidate;
•	The personal qualities and characteristics, accomplishments and reputation in the business community of the candidate;
•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other industries relevant to our business;
•	The ability and expertise of the candidate in various activities deemed appropriate by the board; and
•	The fit of the candidate’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive board.

The initial determination to seek a board candidate is usually based on the need for additional board members to fill vacancies or to expand the size of the board, although the decision can also be based on the need for certain skill sets or qualifications, such as financial expertise. The committee’s process for identifying and evaluating nominees for director is the same no matter who makes the recommendation.

Once the committee has determined, in consultation with other board members if appropriate, that additional consideration of a candidate is warranted, the committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. Following review of this information, if the committee determines it is appropriate to proceed, the committee or other members of the board will generally interview the prospective candidate. The committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the committee or the board deems appropriate, including the current composition of the board and the candidate’s personal qualities, skills and characteristics.

Following this evaluation, if the committee believes that the prospective candidate is qualified for nomination, generally the committee will make a recommendation to the full board, and the full board will make the final determination whether the candidate should be nominated to the board.

The Trust Program

Due to the increasingly complex ethical and legal questions facing all participants in the healthcare industry, we have unified our corporate ethics and compliance policies by implementing a comprehensive corporate ethics and compliance program, called the Trust Program. The Trust Program covers all aspects of our company and is designed to assist us with conducting our business in accordance with applicable federal and state laws and high standards of business ethics. The Trust Program applies to members of our board, our associates, including our chief executive officer, chief financial officer and our principal accounting officer or controller and, in some cases, our business partners and independent contractors. The Trust Program contains the following elements:

•	written standards of conduct;
•	designation of a corporate compliance officer and compliance committee;
•	effective training and education;
•	effective lines for reporting and communication;
•	enforcement of standards through disciplinary guidelines and actions;
•	internal monitoring and auditing; and
•	prompt response to detected offenses and development of corrective action plans.

We maintain and update training and monitoring programs to educate our directors, associates, business partners and independent contractors on the legal and regulatory requirements of their respective duties and positions and to detect possible violations. To help ensure compliance with the Trust Program, we also conduct regular, periodic compliance audits by internal and external auditors and compliance staff who have expertise in federal and state healthcare laws and regulations.

The Trust Program contains a whistleblower policy which sets forth the steps an associate should take if he or she has a question about the application of the program. The whistleblower policy contained in the Trust Program also sets forth the audit committee’s procedures for the receipt, retention and treatment of complaints received from associates regarding accounting, internal accounting controls or auditing matters as required by the Sarbanes-Oxley Act of 2002.

The full text of the Trust Program is available on our Internet site at www.wellcare.com. We intend to disclose future amendments to, or waivers from, the provisions of the Trust Program, if any, made with respect to any of our directors and executive officers on our Internet site.

Communications with Directors

You may communicate with Mr. Moszkowski, the presiding director, non-management members of our board as a group, the full board or any member of the board, including Dr. Herzlinger, our audit committee chairperson, by writing to:

Compliance Department
WellCare Health Plans, Inc.
8735 Henderson Road, Renaissance Two
Tampa, FL 33634

All such communications will be treated confidentially. Communications should clearly identify whether your concern is directed to the presiding director, non-management members of our board as a group, the full board or any individual member of the board, the issue being raised, the name of the party initiating the communication and contact information for potential follow-up. Concerns regarding accounting and financial reporting, internal accounting controls and auditing matters should be addressed to our audit committee chairperson, Dr. Herzlinger.

These communications will initially be received by our chief compliance officer who will log, track and summarize the matters raised in the communication before forwarding it to the appropriate board member or group. The chief compliance officer has been authorized by the presiding director, the non-management members of our board as a group, the full board and our audit committee chairperson to oversee, investigate, follow-up and report to the board or any members thereof as necessary on all complaints or concerns raised through these processes.

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a board of directors divided into three classes, as nearly equal in number as the then total number of directors constituting the entire board permits, with the term of office of one class expiring each year at the annual meeting of shareholders. Each class of directors is elected for a term of three years.

The board of directors presently consists of nine persons: Todd S. Farha, Regina Herzlinger, Kevin Hickey, Alif Hourani, Glen Johnson, M.D., Ruben Jose King-Shaw, Jr., Christian P. Michalik, Neal Moszkowski and Jane Swift. Dr. Andrew Agwunobi is being nominated to our board and, if approved by our shareholders, will join the board as of the date of the annual meeting. Dr. Johnson will cease to be a member of our board at the expiration of his current term on the date of the annual meeting.

The board of directors proposes that Dr. Andrew Agwunobi and Messrs. Ruben Jose King-Shaw, Jr. and Christian P. Michalik, be elected to serve as class II directors for terms of three years and until the election and qualification of their successors. Unless a shareholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of common stock will vote FOR the election of Dr. Andrew Agwunobi and Messrs. Ruben Jose King-Shaw, Jr. and Christian P. Michalik as class II directors. The board of directors has no reason to believe that any nominee will decline or be unable to serve as a director. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
“FOR” THE ELECTION OF DR. ANDREW AGWUNOBI, RUBEN JOSE KING-SHAW, JR. AND
CHRISTIAN P. MICHALIK

Certain Information Regarding Our Directors

The following is certain information regarding our directors and their ages as of April 20, 2006:

Nominees

Andrew Agwunobi, M.D. (age 40) is a nominee to our board of directors. Since January 2006, Dr. Agwunobi has been the Chief Operating Officer of St. Joseph Health System, a 14-hospital nonprofit, Catholic healthcare system with hospitals in California, Texas and New Mexico. From June 2003 until January 2006, Dr. Agwunobi served as President and Chief Executive Officer of Grady Health System in Atlanta, Georgia, the largest public hospital-based health system in the southeast. From June 2001 until June 2003, Dr. Agwunobi served, initially, as Chief Operating Officer and, later, as President and Chief Executive Officer of South Fulton Medical Center, a 395-bed acute care hospital in East Point, Georgia. From 1999 to 2001, Dr. Agwunobi practiced as an urgent-care pediatrician at Palo Alto Medical Center in California while earning his masters in business administration from Stanford Graduate School of Business. Dr. Agwunobi has also practiced at Quality of Life Health Services, a multi-specialty practice located in Gadsen, Alabama, and Harvard Vanguard Medical Associates, a 500+ physician multi-practice group in Boston, Massachusetts. Dr. Agwunobi graduated as a pediatrician from Howard University Hospital in Washington, D.C. in 1995.

Ruben Jose King-Shaw, Jr. (age 44) has been a member of our board of directors since August 2003. Since February 2004, Mr. King-Shaw has served as the President of UBC Solutions Corporation, a provider of science- and evidence-based services and information to the pharmaceutical and life sciences industries. Mr. King-Shaw served as Senior Advisor to the Secretary of the Department of the Treasury from January 2003 to June 2003. From July 2001 to April 2003, Mr. King-Shaw served as Chief Operating Officer and Deputy Administrator of the federal government’s Centers for Medicare & Medicaid Services. Prior to that, from January 1999 to July 2001, he served as Secretary of the Agency for Health Care Administration of the State of Florida. Mr. King-Shaw received his undergraduate degree from Cornell University and a masters of business administration from Florida International University.

Christian P. Michalik (age 37) has been a member of our board of directors since May 2002. Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm, and prior to that was a partner in Soros Private Equity Partners LLC, the private equity investment business of Soros Fund Management LLC, from January 1999 through December 2003. From 1997 to 1998, Mr. Michalik was an investment manager with Capital Resource Partners, a private equity investment firm. From 1995 to 1996, Mr. Michalik was an associate at Colony Capital, a real estate investment firm. Mr. Michalik currently serves as chairman of Nurse-on-Call, Inc. and NACT Telecommunications, Inc. and as a director of NIT Group, Inc., Longevity Holdings LLC and Media Solutions Services, LLC. Mr. Michalik received his undergraduate degree from Yale University and his masters of business administration from Harvard Business School.

Directors continuing in office

Todd S. Farha (age 37) has served as our President and Chief Executive Officer and as a member of our board of directors since May 2002. From January 2000 to June 2001, Mr. Farha served as Chief Executive Officer of Best Doctors, Inc., a provider of information and referral services for patients suffering from critical illnesses. In addition, from 1999 to 2004, Mr. Farha served as President and Chief Executive Officer of a company he founded, Medical Technology Management LLC, a provider of shared medical equipment and services for physicians and hospitals. From August 1995 to November 1998, Mr. Farha served as Chief Executive Officer of Oxford Specialty Management, a subsidiary of Oxford Health Plans, Inc., a health care company, focusing on the management of acute clinical conditions in six specialty areas. In 1995, Mr. Farha served in the Office of the Chief Executive Officer of Oxford Health Plans, Inc. Prior to that, from 1990 to 1993, he held various positions with Physician Corporation of America, a Florida-based health plan focused on Medicaid recipients. Mr. Farha received his undergraduate degree from Trinity University and a masters of business administration from Harvard Business School. Mr. Farha is a cousin of Mr. Hourani.

Regina E. Herzlinger (age 62) has been a member of our board of directors since August 2003. Dr. Herzlinger is the Nancy R. McPherson Professor of Business Administration at the Harvard Business School and has been teaching at Harvard since 1971. Dr. Herzlinger received her undergraduate degree from Massachusetts Institute of Technology and her doctorate from Harvard Business School.

Kevin F. Hickey (age 54) has been a member of our board of directors since November 2002. Mr. Hickey has served as President of D2Hawkeye, a data-mining company, since January 2006. From October 1998 until January 2005, Mr. Hickey served as the Chairman and Chief Executive Officer of IntelliClaim, Inc., a privately-held application service provider that provides insurance payors with capabilities for enhancing claim processing efficiency and productivity. From September 1997 until August 1998, Mr. Hickey was Executive Vice President of Operations and Technology for Oxford Health Plans, Inc. Mr. Hickey has also served as a director of the American Association of Preferred Provider Organizations from 1999 until 2002; a director of First Health/HealtheSolutions, a privately-held company, since 1982; a director of Benefit Management Group, a privately-held company, since 1997; a director of Healthaxis Inc., a technology and business process services firm for the health benefits industry, since 2001; and a director of HealthMarket, Inc., a consumer directed health plan, from 2002 until 2004. Mr. Hickey received his undergraduate degree from Harvard University, a masters in health services administration from the University of Michigan and a juris doctor from Loyola College of Law.

Alif A. Hourani (age 53) has been a member of our board of directors since August 2003. Since 1997, Mr. Hourani has served as Chairman and Chief Executive Officer of Pulse Systems, Inc., a practice management and clinical records software company. From 1987 to 1997, Mr. Hourani held various positions, including Chief Executive Officer of Physician Corporation of America/Data Systems, Senior Vice President of Management Information Systems of Physician Corporation of America, and Manager of Computer Engineering at the Wolf Creek Nuclear Operating Corporation. Mr. Hourani received his undergraduate degree from the University of Lyon and his masters of science degree and doctorate from the University of Strasbourg. Mr. Hourani is a cousin of Mr. Farha.

Neal Moszkowski (age 40) has been the Chairman of our board of directors since May 2002. Since April 2005, Mr. Moszkowski has been Co-Chief Executive Officer of TowerBrook Capital Partners LP, a private equity investment company. Prior to joining TowerBrook, Mr. Moszkowski was Managing Director and Co-Head of Soros Private Equity, the private equity investment business of Soros Fund Management LLC, where he served since August 1998. From August 1993 to August 1998, Mr. Moszkowski worked for Goldman, Sachs & Co. and affiliates, where he served as Vice President and Executive Director in the Principal Investment Area. Mr. Moszkowski currently serves as a director of Bluefly, Inc., an online discount apparel retailer, Day International Group, Inc., a producer and distributor of precision-engineered products and JetBlue Airways Corporation, a passenger airline. Mr. Moszkowski received his undergraduate degree from Amherst College and his masters of business administration from the Graduate School of Business of Stanford University.

Jane Swift (age 41) has been a member of our board of directors since November 2004. Since January 1, 2006, Ms. Swift has been a principal in WNP Consulting, LLC, which provides consulting services to early stage education companies. From May 2003 to January 2006, Ms. Swift was a General Partner of Arcadia Partners, a venture capital firm focused exclusively on the for-profit education and training industry. From April 2001 until January 2003, Ms. Swift served as the Governor of Massachusetts. Prior thereto, she served as the Lieutenant Governor of Massachusetts from January 1999 until April 2001. Ms. Swift is a member of the board of directors of both Teachscape and the Brigham and Women’s Hospital.

Director whose term expires at annual meeting

Glen R. Johnson, M.D. (age 62) has been a member of our board of directors since February 2004. Since May 1998, Dr. Johnson has served as President and Chief Executive Officer of Community Health Choice, Inc., a managed health care organization that provides healthcare services to Medicaid members in the Houston, Texas area. Since March 2003, Dr. Johnson has also served as an expert consultant to the Texas State Board of Medical Examiners, and since 1999 he has been a clinical associate professor in the Department of Family Medicine at Baylor College of Medicine in Houston. From 1990 to October 1997, Dr. Johnson served as Senior Vice President for Medical Affairs and as Corporate Chief Medical Officer of Physician Corporation of America. Dr. Johnson is a delegate of the American Academy of Family Physicians to the American Medical Association and is the former Vice President of The American Academy of Family Physicians. Dr. Johnson received his undergraduate degree and his doctorate from Howard University, and is a certified physician executive.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth the 2005, 2004 and 2003 cash compensation and certain other components of the compensation earned or paid to Todd S. Farha, our president and chief executive officer, and the four most highly compensated executive officers who were serving as such at the end of 2005.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($) (3)	Restricted Stock Awards ($) (4) (5)	Securities Underlying Options/SARs(#)	All Other Compensation ($) (6)
Todd S. Farha	2005	387,064	400,000	75,784	7,689,000	220,000	11,360
President and Chief Executive	2004	311,538	718,920	59,782	475,680	81,315	6,014
Officer	2003	300,000	600,000	65,427	—	—	554
Paul L. Behrens (7)	2005	275,000	165,000	1,079	400,036	8,100	3,000
Senior Vice President and Chief	2004	285,577	182,838	2,586	71,352	8,131	6,000
Financial Officer	2003	68,750	260,000	19,286	1,116,615	—	—
Ace Hodgin, M.D. (7)	2005	250,385	180,000	—	500,003	38,900	2,800
Senior Vice President and Chief	2004	103,942	68,830	13,419	71,352	80,000	—
Medical Officer	2003	—	—	—	—	—	—
Imtiaz (“MT”) Sattaur (7)	2005	259,615	180,000	4,914	500,003	38,900	2,800
President, Florida	2004	243,269	389,052	—	173,623	137,578	2,600
	2003	—	—	—	—	—	—
Heath Schiesser	2005	259,615	165,000	—	400,036	17,900	2,800
Senior Vice President,	2004	259,615	182,838	—	71,352	8,131	2,600
Marketing & Sales and President, Prescription Drug Plans	2003	250,000	210,000	60,808	5,639	—	2,400

(1)
Represents total salary earned by these executive officers and includes amounts of compensation deferred by these executive officers under our 401(k) savings plan. The amounts set forth in the table for 2004 are higher than annual base salaries as a result of an extra biweekly pay period in 2004.

(2)
Bonus amounts generally represent payments earned for service in the year prior to the year of payment. Bonus amounts for 2004 include annual cash bonuses, signing bonuses and bonuses in the form of vested restricted stock.

(3)	The total perquisites paid to the above listed executive officers who received perquisites during 2005, 2004 and 2003 are as follows:
Name	Year	Subsidized Personal Travel ($)	Relocation ($)	Housing & Auto Allowance ($)	Tax Gross-Ups ($)
Todd S. Farha	2005	—	—	47,706	28,078
	2004	—	—	44,067	15,715
	2003	—	—	45,901	19,526
Paul L. Behrens	2005	—	—	—	1,079
	2004	—	—	—	2,586
	2003	—	12,088	—	7,198
Ace Hodgin, M.D.	2005	—	—	—	—
	2004	—	13,419	—	—
	2003	—	—	—	—
Imtiaz (“MT”) Sattaur	2005	3,276	—	—	1,638
	2004	—	—	—	—
	2003	—	—	—	—
Heath Schiesser	2005	—	—	—	—
	2004	—	—	—	—
	2003	—	42,138	—	18,670

(4)
The following table shows the total number and value of unvested restricted stock held by each named executive officer as of December 31, 2005. The value of this award as reflected in the table below is based on the closing price of our common stock on December 31, 2005 of $40.85.

Name	Date of Award	# of shares Awarded	# of shares unvested as of December 31, 2005	Unvested value as ofDecember 31, 2005 ($)
Todd S. Farha	6/6/05	220,000	220,000	8,987,000
	3/15/05	20,000	16,000	653,600
Paul L. Behrens	3/15/05	3,000	2,400	98,040
	9/30/03	458,572	200,626	8,195,572
Ace Hodgin, M.D.	3/15/05	3,000	2,400	98,040
Imtiaz (“MT”) Sattaur	3/15/05	7,300	5,840	238,564
Heath Schiesser	3/15/05	3,000	2,400	98,040
	5/30/03	458,572	76,435	3,122,370

•
The June 6, 2005 award of restricted stock to Mr. Farha vests 25% annually from the second through fifth anniversary of the grant date. The vesting of this restricted stock award will accelerate in certain circumstances as described in “Employment Contracts and Termination of Employment Arrangements” below.

•
The March 15, 2005 awards of restricted stock to each of the above-named executive officers vest 20% on the date of grant and 20% on each of the next four anniversaries of the date of grant. These awards were a component of the officers’ 2004 bonus. The grants would immediately vest in full upon the termination of the recipient’s employment by the company without cause, or by the recipient for good reason, within twelve months of a change of control of the company. Dividends, if any are declared, will be paid on the restricted shares.

•
The September 30, 2003 award of restricted stock to Mr. Behrens vests over a four-year period at a rate of 25% on September 15, 2004 and 2.0833% upon the end of each full calendar month thereafter. The grant would immediately vest in full upon the termination of the officer’s employment by us without cause, or by the officer for good reason, following a change of control of the company. Dividends, if any are declared, will be paid on the restricted shares.

•
The May 30, 2003 award of restricted stock to Mr. Schiesser vests over a four-year period at a rate of 2.0833% upon the end of each full calendar month commencing on August 1, 2002. The grant would immediately vest in full upon the termination of the officer’s employment by us without cause, or by the officer for good reason, within six months of a change of control of the company. Dividends, if any are declared, will be paid on the restricted shares.

(5)
The 2005 restricted stock awards to Messrs. Behrens, Sattaur and Schiesser and Dr. Hodgin were granted on March 13, 2006 as a component of the officers’ 2005 bonuses. These awards vest 20% on each of the next five anniversaries of the date of grant and would immediately vest in full upon the termination of the recipient’s employment by the company without cause, or by the recipient for good reason, within twelve months of a change of control of the company. Dividends, if any are declared, will be paid on the restricted shares.

(6)	All Other Compensation amounts represent company matching contributions to the 401(k) savings plan and premiums paid for certain life and disability insurance policies as set forth below:

Name	Year	Life ($)	Disability ($)	401(k) Match ($)
Todd S. Farha	2005	5,146	3,414	2,800
	2004	—	3,414	2,600
	2003	—	—	554
Paul L. Behrens	2005	—	3,000	—
	2004	—	6,000	—
	2003	—	—	—
Ace Hodgin, M.D.	2005	—	—	2,800
	2004	—	—	—
	2003	—	—	—
Imtiaz (“MT”) Sattaur	2005	—	—	2,800
	2004	—	—	2,600
	2003	—	—	—
Heath Schiesser	2005	—	—	2,800
	2004	—	—	2,600
	2003	—	—	2,400

(7)	Messrs. Behrens and Sattaur and Dr. Hodgin commenced employment with us in September 2003, January 2004 and July 2004, respectively

Options Granted in 2005

The following table sets forth certain information regarding stock options granted in 2005 to the five individuals named in the Summary Compensation Table. In addition, in accordance with the rules of the SEC, the table also shows the present value, as of the date of grant, of the options under the option pricing model discussed below. It should be noted that this pricing model is only one method of valuing options, and our use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the exercise price at the time of exercise.

Name	# of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/share) ($) (3)	Expiration Date	Grant Date Present Value ($) (4)
Todd S. Farha (1)	220,000	21.78	34.95	06/06/12	3,306,600
Paul L. Behrens (2)	8,100	0.80	36.45	07/27/12	128,466
Ace Hodgin, M.D. (2)	38,900	3.85	36.45	07/27/12	616,954
Imtiaz (“MT”) Sattaur (2)	38,900	3.85	36.45	07/27/12	616,954
Heath Schiesser (2)	17,900	1.77	36.45	07/27/12	283,894

(1)
The options awarded to Mr. Farha are nonqualified stock options, vest 50% on the second anniversary of the grant date and an additional 25% on each of the third and fourth anniversaries of the grant date and have a seven year term. The vesting of the options will accelerate in certain circumstances as described in “Employment Contracts and Termination of Employment Arrangements” below.

(2)
The options awarded to Messrs. Behrens, Sattaur and Schiesser and Dr. Hodgin are nonqualified stock options, vest 20% on each anniversary of the grant date and have seven year terms. The vesting of the options will accelerate in full, and remain exercisable for 180 days thereafter, in the event of termination of employment as a result of death, disability or retirement, by the officer for good reason or by us without cause within 12 months after a change of control. The option will expire and be forfeited upon termination of employment by us with cause.

(3)	Exercise price is the fair market value of the common stock on the date of grant.
(4)
The amounts shown are based on a modified Black-Scholes option pricing model which uses certain assumptions to estimate the value of employee stock options. The material assumptions used for the grants in the table above are: an expected term of 4.5 years from the date of grant; 0% dividend yield; expected volatility of 46.4%; and risk-free interest rates of 3.73% for the June 6, 2005 grant and 4.09% for the July 27, 2005 grants.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

The following table indicates, for each of the five individuals named in the Executive Compensation Table herein, the number of shares covered by both exercisable and nonexercisable stock options as of December 31, 2005, and the values for “in-the-money” options which represent the excess of the closing market price of our common stock at December 31, 2005, over the exercise price of any such existing stock options.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value(1) of Unexercised In-The-Money Options at December 31, 2005($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Todd S. Farha	__	__	37,269	264,046	1,211,988	2,730,376
Paul L. Behrens	__	__	3,727	12,504	121,202	178,858
Ace Hodgin, M.D.	25,000	607,508	1,666	92,234	36,236	1,331,175
Imtiaz (“MT”) Sattaur	__	__	59,672	116,806	1,793,348	2,375,049
Heath Schiesser	__	__	3,727	22,304	121,202	221,978
(1) These values are based on $40.85 per share, the closing price of the shares underlying the options on December 31, 2005, less the exercise price, multiplied by the number of options

Repricing of Options

In December 2005, the compensation committee of our board of directors approved an amendment to an August 2004 grant of stock options to Dr. Hodgin to increase the exercise price per share of all unvested, unexercised options from $17.00 to $19.10, the fair market value of our common stock on the date of grant. The amendment was effected in order to avoid certain negative tax consequences under the deferred compensation provisions of the American Jobs Creation Act. The re-pricing had the effect of reducing the amount of net compensation that Dr. Hodgin will receive upon exercise of the options.

Name	Date	Number of Securities Underlying Options/SARS Repriced or Amended (#)	Market Price of Stock At Time of Repricing or Amendment ($)	Exercise Price At Time Of Repricing Or Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining At Date of Repricing or Option
Ace Hodgin, M.D.	12/30/05	55,000	40.85	17.00	19.10	8.67 years

Employment Contracts and Termination of Employment Arrangements

Todd S. Farha serves as our chief executive officer, president and a member of our board of directors pursuant to an amended and restated employment agreement dated June 6, 2005. The agreement has an initial term of five years, commencing on June 6, 2005, and will automatically renew at the end of the initial term and each additional term for an additional one-year period unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Farha is entitled to an annual salary of $400,000, subject to annual review and potential increase by our board of directors. In addition, Mr. Farha is eligible to receive an annual cash bonus, based upon the satisfaction of performance criteria to be established annually by our compensation committee. If Mr. Farha’s employment is terminated by us without cause or by Mr. Farha for good reason, then Mr. Farha will be entitled to continue to receive his base salary for 12 months, or 24 months if the termination occurs after a change of control. He will also be entitled to receive an amount equal to his target bonus for the year in which the termination occurs, payable one year after the date of termination, as well as continuation of benefits for 12 months following termination. We would also be obligated to make additional payments to Mr. Farha if he were to incur any excise taxes pursuant to Section 4999 of the Internal Revenue Code on account of the benefits and payments provided under the agreement or otherwise. The additional payments would be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, Mr. Farha would be able to retain from such additional payments an amount equal to the excise taxes that are imposed. Mr. Farha has agreed not to compete with us during the term of his employment and for one year thereafter, except that if Mr. Farha’s employment terminates because we notify him that the term of his agreement will not be renewed, the non-competition covenant will not apply following the term unless we elect to continue to pay him his base salary during that period.

In addition, in June 2005, in connection with amending and restating his employment agreement, the compensation committee granted Mr. Farha the following equity awards:

(i)
Non-Qualified Stock Options. Mr. Farha was granted an option to acquire, at an exercise price of $34.95 per share, 220,000 shares of our common stock, which vests 50% on the second anniversary of the grant date and an additional 25% on each of the third and fourth anniversaries of the grant date. The vesting of Mr. Farha’s options will accelerate in full, and remain exercisable for one-year thereafter, in the event of the termination (a) of Mr. Farha’s employment or service with us as a result of his death, disability or retirement, or (b) of Mr. Farha’s employment or service with us (or successor thereto) by Mr. Farha for good reason or by the Company (or successor thereto) without cause within 24 months after a change in control. Absent a change in control, in the event of the termination of Mr. Farha’s employment or service with us by Mr. Farha for good reason or by us without cause, the vesting of Mr. Farha’s option grant will accelerate on a pro rata basis based on the number of months elapsed from the grant date, and will remain exercisable for one-year thereafter. Mr. Farha’s option grant will expire and be forfeited upon the termination by us for cause of Mr. Farha’s employment or service with us. Any unexercised portion of Mr. Farha’s option grant will automatically terminate and become null and void on the seventh anniversary of the grant date.

(ii)
Restricted Stock Award. Mr. Farha was granted an award of 220,000 shares of restricted stock which vests 25% annually from the second through fifth anniversary of the grant date. The vesting of Mr. Farha’s restricted stock award will accelerate in full in the event of the termination (a) of Mr. Farha’s employment or service with us as a result of his death, disability or retirement, or (b) of Mr. Farha’s employment or service with us (or successor thereto) by Mr. Farha for good reason or by us (or successor thereto) without cause, within 24 months after a change in control. Absent a change in control, in the event of the termination of Mr. Farha’s employment or service with us by Mr. Farha for good reason or by us without cause, the vesting of Mr. Farha’s restricted stock award will accelerate on a pro rata basis based on the number of months elapsed from the grant date.

(iii)
Performance Share Award. Mr. Farha was granted an award of shares of common stock which vest on the three-year and five-year anniversaries of the grant date based upon our achievement of compounded annual percentage increases in diluted net income per share (“EPS”) over three-year and five-year periods. The three-year period is measured from January 1, 2005 through December 31, 2007. The five-year period is measured from January 1, 2005 through December 31, 2009. Achievement of goals under Mr. Farha’s performance award will be measured against cumulative EPS over the three-year and five-year periods, respectively, with “target”, “threshold” and “maximum” awards to be based on annual EPS growth. The target number of performance shares to be issued in the aggregate is 130,000 and the actual number of performance shares to be issued shall be between zero and 240,279 based upon our achievement of the performance goals. 50% of the shares pursuant to the performance award will be available for issuance on the first vesting date based on our achievement of the cumulative EPS goals for the first three-year period. Any portion of the 50% not issued on the first vesting date will be available for issuance on the second vesting date (together with the remaining 50%) based on achievement of the cumulative EPS goals for the full five-year period. The vesting of Mr. Farha’s performance awards will accelerate in full in the event of (a) the termination of Mr. Farha’s employment or service with us as a result of his death, disability or retirement, or (b) a change in control. Absent a change in control, in the event of the termination of Mr. Farha’s employment or service with us by Mr. Farha for good reason or by us without cause, the vesting of Mr. Farha’s performance award will accelerate on a pro rata basis based on the number of months elapsed from the grant date as compared to the 60-month term (or, if termination occurs after the first vesting date, as compared to the remaining 24-month term).

Paul Behrens serves as our senior vice president and chief financial officer and Heath Schiesser serves as our senior vice president, marketing & sales and president, prescription drug plans, pursuant to employment agreements with us, dated September 15, 2003 and November 18, 2002, respectively. Each agreement has an initial term of three years, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended. Under the agreements, Mr. Behrens is entitled to an annual salary of $275,000 and Mr. Schiesser is entitled to an annual salary of $250,000, in each case subject to annual review and potential increase by our board of directors. In August 2005, the board increased Mr. Schiesser’s base salary to $275,000. In addition, each is eligible to receive an annual potential bonus, payable in the form of cash or equity, based upon the satisfaction of performance criteria to be established annually by our compensation committee. If the employment of either of these executives is terminated by us without cause, or by the executive for good reason, the executive will be entitled to continue to receive his base salary and benefits for 12 months following the date of termination. In addition, in the case of Mr. Schiesser, if the termination occurs within six months after a change of control has occurred or a definitive agreement providing for a change of control has been signed, or if a definitive agreement providing for a change of control is signed within six months after the date of termination, he would also be entitled to receive an amount equal to his expected potential bonus payable for the 12-month period following the termination. Each of the executives has agreed not to compete with us during the term of his employment and for one year thereafter.

Pursuant to an offer letter to Mr. Sattaur, dated December 5, 2003, Mr. Sattaur agreed to serve as our senior vice president, national Medicare programs with an initial annual base salary of $250,000 and a bonus award potential of up to 50% of his base salary. Pursuant to the offer letter, Mr. Sattaur was awarded stock options and a sign-on bonus of $100,000. Mr. Sattaur also entered into our standard confidentiality, restrictive covenant and repayment of sign-on bonus agreements. In April 2004, Mr. Sattaur was promoted to president, Florida and, in August 2005, Mr. Sattaur’s annual base salary was increased to $275,000.

Pursuant to an offer letter to Dr. Hodgin, dated June 15, 2004, Dr. Hodgin agreed to serve as our senior vice president and chief medical officer with an initial annual base salary of $235,000 and a bonus award potential of up to 40% of his base salary. Pursuant to the offer letter, Dr. Hodgin was awarded 80,000 stock options. Dr. Hodgin also entered into our standard confidentiality and restrictive covenant agreements. In August 2005, Dr. Hodgin’s base salary was increased to $275,000. In the event Dr. Hodgin’s employment is terminated by us without cause, Dr. Hodgin will be entitled to receive continued payment of his base salary for a period of six months.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Certain Relationships and Related Transactions

IntelliClaim. In March 2003, we entered into an agreement with IntelliClaim, Inc., pursuant to which we license software and obtain maintenance, support and related services, from IntelliClaim. Mr. Hickey, a member of our board of directors, was the chairman and chief executive officer of IntelliClaim until January 2005. In 2004, we paid $218,675 in the aggregate to IntelliClaim under this agreement. As of January 2005, Mr. Hickey no longer served as an officer or director of IntelliClaim.

Consulting Agreement with Mr. King-Shaw. In November 2003, we entered into a consulting agreement with Mr. King-Shaw, one of our directors, as more fully described above under “Directors’ Compensation.” This agreement was terminated in April 2005

Indemnification Agreements. We have entered into indemnification agreements with our directors and some of our executive officers in addition to the indemnification that is provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for the indemnification of our directors and officers for expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding arising out of these persons’ services as a director or officer for us, any of our subsidiaries or any other entity to which the person provides services at our request.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of the board of directors is comprised of three independent members of the board of directors, as defined by the applicable rules of the NYSE, the SEC and the Internal Revenue Code. The compensation committee was established in February 2004. The compensation committee oversaw the establishment of the 2005 compensation for the chief executive officer and other members of the company’s senior management, including the executive officers named herein.

Role of the Compensation Committee

The compensation committee is governed by a charter which is available on the company’s website at www.wellcare.com. As more fully described in the charter, the primary purposes of the compensation committee are (i) to discharge the board’s responsibilities relating to compensation of the company’s directors and executive officers and (ii) to review and recommend to the board compensation plans, policies and benefit programs.

Compensation Philosophy

The company’s compensation programs and policies are designed to provide incentives that are geared to deliver value to the company’s shareholders and that attract and retain individuals of outstanding ability in key positions. Specifically, our compensation programs focus on:
•
Pay for Performance: Our philosophy is that an individual’s compensation should reflect his or her individual performance, the performance of his or her department or area of responsibility and the performance of the company as a whole.

•	Competitive Pay: We believe that the company’s overall compensation should be competitive with other companies of comparable size, complexity and quality.
•	Alignment with Company Goals: We have strived to design the company’s compensation programs to support both the short-term and long-term financial, operating and other goals of the company.
•
Culture of Ownership: We believe that senior management’s compensation should include long-term incentives that encourage performance that builds long-term value for both the company and its shareholders and fosters a culture of ownership.

Components of Compensation Program

The compensation packages for the company’s executives were designed with the goal of setting total compensation at levels that reflect both personal and organizational performance. Each executive’s total compensation opportunity was also determined in consideration of the executive’s experience, level and scope of responsibility within the company and individual performance. Most of the company’s executive officers have either employment agreements or offer letters that establish base salary and potential bonus opportunities and that were entered into following arm’s length negotiations with the respective executive officers. In determining salaries, potential bonuses and equity awards, the committee also considered the recommendations of the chief executive officer (except in the case of his own compensation).

•
Salaries: In determining the compensation for each of the company’s executive officers, the compensation committee considered such factors as existing contractual commitments, compensation opportunities perceived to be necessary to attract and retain executive officers, individual performance and the importance of each executive’s contribution to the company’s current and future success. The process of establishing base salaries is a subjective process that utilizes no specific weighting or formula of the aforementioned factors in determining executive’s salaries. The 2005 salaries of certain of our executive officers are shown in the Summary Compensation Table herein.

•
Annual Potential Bonuses: The compensation committee considers potential bonus compensation to be a motivational method of encouraging and rewarding outstanding individual performance as well as the overall performance of the company. Potential bonus payments are based primarily on: (i) the company’s overall performance; (ii) the performance of the individual; and (iii) the recommendation of the chief executive officer. The committee believes that the bonus-to-salary ratios are sufficiently high to provide meaningful incentives to accomplish the objective of incenting and appropriately rewarding the executives for exceptional performance. As with salary, potential bonuses are not based upon formulas or other specific criteria. The Summary Compensation Table herein reflects the bonuses paid in 2006 to certain of our executive officers for work performed in 2005.

•
Equity Awards: The committee believes that equity awards to its executive officers are a highly motivational method of encouraging and rewarding individual performance and the company’s performance as a whole while at the same time aligning such executive’s interests with those of the company’s shareholders. After reviewing each executive’s total compensation as well as the value of restricted stock previously acquired by the executives through a combination of purchases and awards and considering recommendations of the chief executive officer, the compensation committee awarded stock options in 2005 to the company’s executive officers as indicated in the Stock Option Grant table herein. Further, as indicated in the Summary Compensation Table, in early 2006, the committee granted shares of restricted stock to each of the officers named in such table as a component of such officers’ 2005 bonuses. In order to allow the company’s executives to achieve a degree of liquidity with respect to their equity awards, the committee has approved the use by the executives, including the chief executive officer, of trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

•
Retirement Vehicles: The company maintains a 401(k) savings plan which permits associates, including our executives, to defer a portion of their eligible compensation, subject to the statutorily prescribed annual limit. The company makes matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) plan in an amount determined annually by us.

 Compensation of Chief Executive Officer

In determining Mr. Farha’s 2005 compensation, the committee considered his compensation levels since he first joined the company as chief executive officer in November 2002. In addition, the committee considered the compensation of comparable positions at peer companies as well as the company’s financial performance. In early 2005, the committee reviewed chief executive officer compensation of peer companies and Mr. Farha’s 2004 goals against his performance as well as the performance of the company as a whole and determined that for 2005 his base salary should be increased to $400,000 and awarded him a bonus for his 2004 performance in the amount of $600,000.

In addition to reviewing Mr. Farha’s compensation at the beginning of 2005, in June 2005 Mr. Farha’s employment agreement reached its initial three year term. In connection with negotiating a new employment arrangement with Mr. Farha, the committee retained a consulting firm to assist it in evaluating Mr. Farha’s compensation relative to chief executive officers of peer companies and relative to Mr. Farha’s own performance and qualifications. After working with its consultants as well as Mr. Farha’s own compensation specialists, the committee determined that it was appropriate to enter into a new five year employment agreement with Mr. Farha, the terms of which remained substantially unchanged from his prior employment contract. The committee also considered Mr. Farha’s equity holdings, the majority of which vested in July 2005 and determined to grant Mr. Farha the following equity awards:

•
Stock Options: Non-qualified stock options to acquire, at an exercise price of $34.95 per share, 220,000 shares of the company’s common stock, which vest 50% on the second anniversary of the grant date and an additional 25% on each of the third and fourth anniversaries of the grant date.

•	Restricted Stock: 220,000 shares of restricted stock, which vests 25% annually from the second through fifth anniversary of the grant date.
•
Performance Shares: Performance shares which vest on the three-year and five-year anniversaries of the grant date based upon the company’s achievement of compounded annual percentage increases in earnings per share, or EPS, over three-year and five-year periods. Achievement of goals under Mr. Farha’s performance award will be measured against cumulative EPS over the three-year and five-year periods, respectively, with “target”, “threshold” and “maximum” awards to be based on annual EPS growth. The target number of performance shares to be issued in the aggregate is 130,000 and the actual number of performance shares to be issued shall be between zero and 240,279 based upon the company’s achievement of the performance goals.

The committee believes that the compensation paid to Mr. Farha in 2005, as reflected in this proxy statement, and the equity awards that were granted to Mr. Farha in 2005 in connection with the renewal of his employment agreement, are appropriate to incent and encourage an executive with Mr. Farha’s background and experience to remain with the company as chief executive officer and to align his interests with those of the company’s shareholders.

Tax Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid each year to a publicly-held company’s chief executive officer and to its four most highly paid executive officers. The committee has reviewed the potential consequences for the company of Section 162(m). Although the company will be mindful of the limits imposed by Section 162(m), the company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deductions imposed by Section 162(m).

The Compensation Committee
Neal Moszkowski (Chairman)
Alif Hourani
Kevin Hickey

PERFORMANCE GRAPH

The following graph compares the change in the cumulative total return on our common stock for the period from July 1, 2004, the date shares of our common stock began trading on the NYSE, to the change in the cumulative total return on the stocks included in the Standard & Poor’s 500 Stock Index and to a Peer Group Index over the same period. The graph assumes an investment of $100 made in our common stock and each index on July 1, 2004. We did not pay any dividends during the period reflected in the graph. Note that our common stock price performance shown below should not be viewed as being indicative of future performance.

The Peer Group Index consists of the following companies: Aetna Inc., Amerigroup Corporation, Centene Corporation, Coventry Health Care, Inc., HealthNet, Inc., Humana, Inc., Pacificare Health Systems, Inc., Sierra Health Services, Inc., United HealthGroup, Inc. and WellPoint Health Networks Inc.

	7/1/2004	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005	12/31/2005
WellCare Health Plans, Inc.	$100	$111	$191	$179	$209	$218	$240
S&P 500 Index	100	99	108	106	107	111	114
Peer Group Index	100	113	140	155	172	185	201

The information set forth above under the headings “Report of the Compensation Committee”, “Report of the Audit Committee” and “Comparison of Cumulative Total Returns” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the filing specifically incorporates such information by reference therein.

REPORT OF THE AUDIT COMMITTEE

The role of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process and the company’s process for monitoring compliance with laws and regulations. The committee operates pursuant to a charter that was adopted by the board of directors on February 11, 2004, a copy of which is appended to this proxy statement and is available on the company’s website at www.wellcare.com. As set forth in the charter, management of the company and the company’s independent auditor are responsible for planning or conducting audits and determining that the company’s financial statements are complete and accurate and are in accordance with principles generally accepted in the United States of America. The independent auditors are accountable to the audit committee. The audit committee has the authority and responsibility to retain and terminate the company’s independent auditors.

In performance of this oversight function, the committee has considered and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has also discussed with management the company’s internal controls and procedures and disclosure controls and procedures relating to financial and other matters. Finally, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the company is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

The members of the audit committee are advised by the independent auditors. The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards.

During the fiscal year ended December 31, 2005, the committee fulfilled its duties and responsibilities generally as outlined in the charter. Specifically, the committee, among other actions:
•
Reviewed and discussed the company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the Securities and Exchange Commission, with management and the independent auditor;

•
Reviewed with management, the independent auditor and the internal auditor management’s assessment of the effectiveness of the company’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of the company’s internal control over financial reporting;

•	Reviewed with the independent auditor, management and the internal auditor the audit scope and plan;
•	Conducted reviews and evaluations of the effectiveness of the committee and the company’s audit function; and
•	Met in periodic executive sessions with each of the independent auditor, management and the internal auditor.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission. In addition, the committee has also approved the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The Audit Commitee
Regina Herzlinger (Chairperson)
Christian Michalik
Jane Swift

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2006, and has directed that such appointment be submitted to our shareholders for ratification at the annual meeting. Our organizational documents do not require that our shareholders ratify the appointment of our independent registered public accounting firm. We are submitting the appointment of Deloitte & Touche to our shareholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the audit committee will reconsider its selection, but may still retain Deloitte& Touche. We anticipate that a representative of Deloitte & Touche will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

2004 and 2005 Audit, Audit-Related, Tax and Other Fees

The table below presents fees for professional audit services rendered by Deloitte & Touche for the years ended December 31, 2004 and December 31, 2005 and fees billed for other services rendered by Deloitte & Touche during those periods.

Audit, Audit-Related, Tax and Other Fees
Services	2004	2005
Audit	$1,273,800(1)	$2,205,000(1)
Audit-related	280,000(2)	—
Tax	—	—
Other	—	—
(1)

The services billed by Deloitte & Touche for audit services in 2004 and 2005 include services rendered for the audit of our annual consolidated financial statements, audit of the effectiveness of internal controls over financial reporting and the review of the financial statements included in our Form 10-Qs. This amount also includes fees billed for audit services related to audited annual and periodic statutory financial statements filed with regulatory agencies, regulatory reviews and examinations and securities registration statements. The 2004 amount includes $215,600 for audit services which was not previously included in the 2005 proxy statement.

(2)	The services billed by Deloitte & Touche for audit-related services in 2004 include services related to Sarbanes-Oxley 404 readiness assistance.

Audit and Non-Audit Services Pre-Approval Policy

Deloitte & Touche was our independent registered public accounting firm for the year ended December 31, 2005, and has been selected by our audit committee to be our independent registered public accounting firm for the year ending December 31, 2006. The audit committee has adopted an Audit and Non-Audit Services Pre-Approval Policy which is designed to assure that the services performed for us by the independent registered public accounting firm do not impair their independence from the company. This policy sets for guidelines and procedures the audit committee must follow when retaining the independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services which may be provided under these four categories and also sets for a list of services that the independent registered public accounting firm may not perform for us.

Prior to engagement, the audit committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories. During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement. In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the audit committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services. Under the Audit and Non-Audit Services Pre-Approval Policy the audit committee may delegate the ability to pre-approve audit and non-audit services to one or more of its members provided the delegate reports any pre-approval decision to the audit committee at its next scheduled meeting. As of the date hereof, the audit committee has not delegated its ability to pre-approve audit services. The policy does not provide for a de minimus exception to the pre-approval requirements. Accordingly, all of the 2004 and 2005 fees described above were pre-approved by the full audit committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

ADDITIONAL INFORMATION

Shareholder Proposals

In order to be considered for inclusion in our proxy statement and form of proxy relating to the 2007 annual meeting of shareholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, all shareholder proposals must be received by our secretary at our principal offices in Tampa, Florida, on or before December 29, 2006. In addition, under our bylaws, any shareholder proposal for consideration at the 2007 annual meeting of shareholders submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, including any shareholder nominations for the board of directors, will be untimely unless it is received by our secretary not less than 90 days nor more than 120 days prior to the date of the anniversary of the previous year’s meeting and is otherwise in compliance with the requirements set forth in our bylaws. Since our 2006 annual meeting is being held on June 7, 2006, we must receive written notice of a shareholder proposal submitted other than pursuant to Rule 14A-8 by March 17, 2007, and no earlier than February 15, 2007.

Multiple Shareholders Having the Same Address

If you and other residents at your mailing address own shares of common stock, your broker or bank may have sent you a notice that your household will receive only one annual report and one proxy statement from each company in which you hold stock through that broker or bank. This practice of sending only one copy of the proxy materials is known as “householding.” Householding saves us expense by permitting us to reduce printing and mailing costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Your broker will send one copy of our annual report and proxy statement to your address. If you hold your shares in street name, you may revoke your consent to householding at any time by notifying your broker. If you are a registered holder, you may revoke your consent to householding by sending your name to Computershare Trust Company, N.A. c/o Computershare, Inc., P.O. Box 43023, Providence, RI 02940-3023, telephone number (816) 843-4299. The revocation of your consent to householding will be effective 30 days following its receipt. If you or a member of your household who owns shares of our common stock did not receive a copy of our annual report or proxy statement, you may request one by writing to Investor Relations Department, WellCare Health Plans, Inc., 8735 Henderson Road, Renaissance Two, Tampa, Florida 33634, or by calling (813) 865-1284. The company’s 2005 Annual Report to Shareholders, 2005 Annual Report on Form 10-K and this proxy statement are also available on the Internet site at www.wellcare.com.

Solicitation

All costs and expenses associated with soliciting proxies will be borne by us. In addition to the use of the mails, proxies may be solicited by the directors, officers and our associates by personal interview, telephone or telegram. Such directors, officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We have not retained a proxy solicitor to assist in the solicitation of proxies for this meeting.

OTHER MATTERS

As of the date of this proxy statement, the board of directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement. However, if any other business shall come before the meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

REQUESTS FOR MORE INFORMATION

We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our 2005 Annual Report to Shareholders and Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2005, as filed with the SEC. We will also provide to any person without charge, upon request, a copy of our Trust Program, our corporate governance guidelines and our board committee charters. Any such requests should be made in writing to the Investor Relations Department, WellCare Health Plans, Inc., 8735 Henderson Road, Renaissance Two, Tampa, Florida 33634. A copy of these documents and our other SEC filings are also available on the Internet at www.wellcare.com. We intend to disclose future amendments to, or waivers from, the provisions of the Trust Program, if any, made with respect to any of our directors and executive officers on our Internet site.

Appendix A

Audit Committee Charter

Purpose

The principal purposes of the audit committee of the board of directors of WellCare Health Plans, Inc. (the “Corporation”) are to (A) assist the board of directors in the oversight of (i) the integrity of the financial statements of the Corporation, (ii) the compliance by the Corporation with legal and regulatory requirements, (iii) the qualification and independence of the Corporation’s independent auditors, and (iv) the performance of the Corporation’s internal audit function and independent auditors, and (B) prepare an audit committee report as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

While the audit committee has the responsibilities and powers set forth in this Charter, its function is one of oversight, and it is not the duty of the committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America. The planning and conduct of the audit is the responsibility of the independent auditor and the financial statements are the responsibility of management. Except as otherwise provided herein, it is not the duty of the audit committee to conduct investigations or to assure compliance with laws and regulations and the Corporation’s internal policies.

Authority

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It shall be directly responsible for:

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The appointment, compensation, retention and oversight of the work of any registered public accounting firm employed by the organization for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and such firm shall report directly to the audit committee.

•	The resolution of any disagreements between management and the auditor regarding financial reporting.
•	Seeking any information it requires from employees—all of whom are directed to cooperate with the committee’s requests—or external parties.
•	Meeting with the Corporation’s officers, independent auditors, or outside counsel, as necessary.

The audit committee may form, and where legally permissible may delegate authority to, subcommittees when the committee deems it appropriate or desirable.

The committee shall have the sole authority, to the extent it deems necessary or appropriate, to retain and engage advisers, including any independent counsel, accountants, or others, to advise the committee or assist in the conduct of an investigation, and shall have the sole authority to approve the advisers’ fees and other retention terms.

The committee shall have the sole authority to, and shall, review and pre-approve, either pursuant to a policy adopted by the committee or through a separate pre-approval by the committee, any engagement of the Corporation’s independent auditor to provide any audit services and/or any permitted non-audit services to the Corporation that are not prohibited by law. The committee shall have the ability to delegate the authority to pre-approve audit and non-audit services to one or more designated members of the committee. If such authority is delegated, the delegated member(s) of the committee shall report to the full committee, at the next committee meeting, all items pre-approved by the designated member(s).

The committee shall advise the Corporation of the funding requirements necessary to pay (i) the auditors for the purpose of rendering the audit report or performing other audit, review or attest services, (ii) any other advisers employed by the committee, and (iii) ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

Composition and Qualification

The audit committee will consist of at least three members of the board of directors. The board or its nominating committee will appoint committee members and the committee chair. Committee members may be removed or replaced by the board of directors.

Each committee member will be both independent of management and financially literate pursuant to the applicable rules and regulations of the federal securities laws and the New York Stock Exchange, all as in effect from time to time and as interpreted by the board in its business judgment. At least one member shall be designated as an “audit committee financial expert,” as defined by applicable regulations of the Securities and Exchange Commission, and at least one member shall have accounting or related financial management expertise (which member may also be the audit committee financial expert). Because of the committee’s demanding role and responsibilities, and the time commitment of each attendant to committee membership, no member of the committee, including the chairman, shall serve on the audit committee of more than two other public companies at any one time, including the Corporation’s audit committee unless it is determined, based on the individual facts, that such other service will not interfere with service on the Board.

To ensure independence and to otherwise avoid any potential conflicts of interest, members of the committee may not (other than fees and equity received as compensation for serving as a director) accept or receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation or any of its subsidiaries or be an affiliated person of the Corporation or any of its subsidiaries.

Meetings

The committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via tele- or video-conference. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will hold private meetings with auditors (see below) and executive sessions. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

Responsibilities

The committee will carry out the following responsibilities:

Financial Statements
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Review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements. The committee shall review regular reports from the independent auditor on the critical policies and practices of the Corporation, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

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Review with the independent auditors the results of the audit, any audit problems or difficulties encountered and management’s response to such problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management. Such review may also include a discussion of:

	-	any accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise);
	-	any communications between the independent auditor and its national office respecting auditing or accounting issues presented by the engagement;
	-	any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditor to the Corporation; and
	-	the responsibilities, budget and staffing of the internal audit function.
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The committee shall review and discuss earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

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The committee shall review with management and the independent auditors the annual audited financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of the Corporation’s Annual Report on Form 10-K, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

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The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Corporation’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

•	In connection with the committee’s review of the Corporation’s annual audited and/or quarterly unaudited financial statements, the committee shall review and discuss the following:
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Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

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Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principle methods on the financial statements.

	-	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation’s financial statements.
•	Review the following matters with the independent auditor (such matters shall be timely reported to the committee by the independent auditor):
	-	All critical accounting policies and practices to be used;
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All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the preferred treatment of the auditor; and

	-	Other material written communications between the auditor and management, including any management letter or schedule of unadjusted differences.

Internal Control

•	Consider the effectiveness of the Corporation’s internal control system, including information technology security and control.
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Understand the scope of internal and independent auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Internal Audit

•	Review with management and the chief audit executive the charter, plans, activities, staffing, and organizational structure of the internal audit function.
•	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.
•	Review the effectiveness of the internal audit function.
•	On a regular basis, meet separately with the chief audit executive to discuss any matters that the committee or internal audit believes should be discussed privately.
•	Review management’s annual report on internal control over financial reporting prior to the Corporation’s inclusion of such annual report in the Corporation’s Annual Report on Form 10-K.
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Review the independent auditor’s attestation report regarding management’s assessment of the Corporation’s internal control over financial reporting prior to the inclusion of such attestation report in the Corporation’s Annual Report on Form 10-K.

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Review with management any changes in the Corporation’s internal control over financial reporting that occurred during the most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Corporation’s internal control over financial reporting.

•	Review any significant deficiencies or material weaknesses identified in the Corporation’s internal control over financial reporting, and any special steps taken as a result thereof.

Independent Auditors

•	Review the independent auditors’ proposed audit scope and approach, including coordination of audit effort with internal audit.
•	Review the performance of the independent auditors, and exercise final approval on the appointment or discharge of the auditors.
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Review and confirm the independence of the independent auditors by obtaining statements from the auditors on relationships between the auditors and the Corporation, including non-audit services, and discussing the relationships with the auditors.

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Review a report by the independent auditors describing the auditors’ internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent auditors carried out by the firm, and any steps taken to deal with any such issues.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.
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Request a representation letter from the Corporation’s independent auditor prior to the commencement of the audit engagement confirming that (i) the lead (or coordinating) audit partner and the reviewing audit partner have not performed audit services for the Corporation for more than five (5) consecutive years, and (ii) if either of such persons performed audit services for the Corporation for five (5) consecutive years, the last year of such period was more than five (5) years ago.

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Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the independent auditing firm itself on a regular basis.

•	Set clear hiring policies for employees or former employees of the independent auditors.
On a regular basis, meet separately with the independent auditors to discuss any matters that the committee or auditors believe should be discussed privately.

Compliance

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Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

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The committee shall establish and periodically review procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer regarding questionable accounting or auditing matters.

•	Review the findings of any examinations by regulatory agencies, and any auditor observations.
•	Review the process for communicating the code of conduct to the Corporation’s personnel, and for monitoring compliance therewith.
•	Obtain regular updates from management and the Corporation’s legal counsel regarding compliance matters.

Reporting Responsibilities

•	Regularly report to the board of directors about committee activities, issues, and related recommendations.
•	Provide an open avenue of communication between internal audit, the independent auditors, and the board of directors.
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Report annually to the shareholders, describing the committee’s composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

•	Review any other reports the Corporation issues that relate to committee responsibilities.

Other Responsibilities

•	On a regular basis, meet separately with management to discuss any matters that the committee or management believe should be discussed privately.
•	Perform other activities related to this charter as requested by the board of directors. Institute and oversee special investigations as needed.
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Discuss the Corporation’s policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.
•	Confirm annually that all responsibilities outlined in this charter have been carried out.
•	Evaluate the committee’s and individual members’ performance on an annual basis, and report on such review and evaluation to the board of directors.

Disclosure

Publish this charter to the Corporation’s website.

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Annual Meeting Proxy Card

A. Election of Directors
The Board of Directors recommends a vote FOR items 1 and 2. UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. 1. Election of Directors.
Nominees for Class II Directors:
01 - Andrew Agwunobi, M.D.	For Withhold [ ] [ ]
02 - Ruben Jose King-Shaw, Jr.	For Withhold [ ] [ ]
03 - Christian P. Michalik	For Withhold [ ] [ ]
B. Issues
The Board of Directors recommends a vote FOR the following proposal.
2. Ratification of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year 2006.	For Against Abstain [ ] [ ] [ ]
3. As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).
C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

(Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.)

Signature 1 - Please keep signature within the box _______________________________________	Signature 2 - Please keep signature within the box ______________________________________	Date (mm/dd/yyyy) _______________

Proxy - WellCare Health Plans, Inc.

PROXY FOR 2006 ANNUAL MEETING ON JUNE 7, 2006
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd S. Farha, Chief Executive Officer, and Thaddeus Bereday, Secretary, and each of them, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCare Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2006 Annual Meeting to be held at 8735 Henderson Road, Renaissance Centre, Tampa, Florida 33634, on June 7, 2006, at 10:00 a.m. and at any adjournment or postponement thereof.

 (Continued and to be voted on reverse side.)